CERTIFICATE OF INCORPORATION *


1.   Name.  The name of the corporation shall be General Signal Corporation.

2.   Purposes.

          A. To manufacture, process, construct, develop, assemble, and produce in any way, to sell, lease, supply, and distribute in any way, to purchase, lease, mine, extract, and acquire in any way, to own, operate, experiment with, deal in, service, finance, and use in any way equipment, apparatus, appliances, devices, structures, materials, processes, information, tangible and intangible property, services and systems of every kind, nature and description:

          (1) for any application or purpose, including but not limited to, electrical and electronic, hydraulic and pneumatic devices and machinery and controls, or in any way connected with or deriving from any such application or purpose, and,

          (2) for any other application or purpose, whatsoever, including but not limited to industrial, utility, consumer, defense, governmental, scientific, educational, cultural, financial, recreational, agricultural, transportation, construction, mining, and communication applications or purposes.

          B. To acquire by purchase, subscription or otherwise, all or part of any interest in the property assets, business, or good will of any corporation, association, firm or individual, and to dispose of, or otherwise deal with, such property, assets, business or good will.

          C. To engage in any activity which may promote the interests of the Corporation, or enhance the value of its property, to the fullest extent permitted by law, and in furtherance of the foregoing purposes to exercise all powers now or hereafter granted or permitted by law, including the powers specified in the New York Business Corporation Law.

          3. Capital. The total number of shares that may be issued by the Corporation is 160,000,000 of which 10,000,000 shares, of the par value of $1.00 per share, shall be preferred ("Preferred Stock") and 150,000,000 shares of the par value of $1.00 per share shall be common ("Common Stock").

          The designations, preferences, privileges and voting powers or restrictions or qualifications of the shares of each class shall be as follows:

          A. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors, and in such resolution or resolutions providing for the initial issue of the shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, to determine whether or not said dividends shall be cumulative, and, if so, from what date; the dividend payment dates for the particular series and the date, if any, from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the distributive amount or amounts per share on liquidation for the particular series; the voting rights, if any; and the right, if any, of holders of the stock of the particular series to convert the same into stock of any other series or class or other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights. All shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates, if any, from which dividends thereon shall be cumulative. ___________________

          * As restated April 21, 1994

          B. Common Stock. Subject to any limitations prescribed in accordance with Article 3A above, and not otherwise, the holders of the Common Stock shall be entitled to:

          (i) such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors and paid on the Common Stock from time to time out of any funds legally available therefor;

          (ii) one vote for each share held at all meetings of the stockholders of the Corporation; and

          (iii) in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, share in the remaining assets and funds of the Corporation according to their respective shares.

          C. Preemptive Rights. No holder of shares of Preferred Stock or Common Stock of the Corporation shall as such holder have any preemptive right to purchase shares of any class of stock of the Corporation or shares or other securities convertible into or exchangeable for or carrying rights or options to purchase shares of any class of stock of the Corporation, whether such class of stock, shares or other securities are now or hereafter authorized, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

          4. Office. The office of the Corporation in the State of New York is to be located in the County of Monroe, State of New York.

          5. Designation of Secretary of State as Agent. The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any such process served upon him is: c/o CT Corporation System, 1633 Broadway, New York, New York 10019.

          6. Registered Agent. The Corporation designates CT Corporation System, a foreign corporation authorized to do business in this State, having an office at 1633 Broadway, New York, New York, 10019, its registered agent in this State upon whom process against this Corporation may be served.

          7. Director Liability. No person who is or was a director of the Corporation shall have personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of New York. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Business Corporation Law of New York is amended hereafter to expand or limit the liability of a director, then the liability of a director of the Corporation shall be expanded to the extent required or limited to the extent permitted by the Business Corporation Law of New York, as so amended.

          8. Stockholder Vote Required. Any of the following actions may be taken by the stockholders of the Corporation only by the affirmative vote of the holders of two-thirds of all outstanding shares entitled to vote thereon:
(a) adoption, amendment or repeal of any By-Law, or any provision of this Certificate of Incorporation, relating to (i) the number, classification and terms of office of directors, (ii) the quorum of directors required for the transaction of business, (iii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iv) the removal of directors, or (v) the power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; (b) the removal of directors; or (c) any amendment or repeal of this Article 8. Nothing contained in this Article 8 shall in any way limit the power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation.

          9. Duration.  Its duration is to be perpetual.